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                            INDEMNIFICATION AGREEMENT

         This Indemnification Agreement ("Agreement") is made this _____ day of September, 1996 by and between NCO FINANCIAL SYSTEMS, INC., a Pennsylvania Corporation ("NCO") with a principal place of business at 1740 Walton Road, Blue Bell, Pennsylvania, 19422, MANAGEMENT ADJUSTMENT BUREAU, INC. ("MAB"), a New York corporation and CRAIG COSTANZO ("Costanzo") an individual with an address of 331 Wellingwood, East Amherst, N.Y. 14051.

                                   BACKGROUND

         A. On or about July 18, 1996, NCO executed a certain stock purchase agreement ("Stock Purchase Agreement") with Craig Costanzo pursuant to which NCO agreed to purchase 100% of the stock of MAB.

         B. On or about August 5, 1994, MAB had executed a certain lease agreement (as amended, hereinafter collectively "Lease Agreement") with THE UNILAND PARTNERSHIP, L.P., a New York Limited Partnership ("Uniland"), pursuant to which MAB leased from Uniland certain real property located in Amherst, New York. In connection with the Lease Agreement, Costanzo executed a certain Guarantee Agreement ("Guarantee") pursuant to which Costanzo agreed to guarantee the obligations of MAB under the Lease Agreement.

         C. In connection with the Stock Purchase Agreement, Costanzo and NCO agreed to use their best efforts to obtain a release of Costanzo's obligations under the Guarantee. Although


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under no legal obligation to do so, NCO submitted a certain assignment and assumption of guarantee agreement to Uniland on August 28, 1996, a copy of which is attached hereto as Exhibit "A" and incorporated by reference herein ("Assumption Agreement").

         D. Uniland has advised NCO and Costanzo that as of the date of the closing under the Stock Purchase Agreement, it is not in a position to execute the Assumption Agreement.

         E. NCO assigned certain of its rights and obligations under the Stock Purchase Agreement to NCO of New York, Inc. pursuant to the terms of a certain assignment agreement dated _____________________, 1996.

         F. Costanzo and NCO are desirous of consummating and closing the Stock Purchase Agreement while agreeing to continue to use their best efforts to obtain Uniland's consent to the terms and conditions contained in the Assumption Agreement.

         NOW, THEREFORE, with the foregoing background being incorporated by reference, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. NCO and Costanzo agree that for a period of 180 days following the execution of this Agreement, they shall continue to use their best efforts to cause Uniland to execute the Assumption Agreement.

         2. NCO agrees to pay Costanzo a sum not to exceed Ten Thousand Dollars within ten (10) days of a presentation of

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invoices for legal fees incurred by Costanzo for estate planning matters.

         3. NCO agrees to submit an application for an irrevocable letter of credit in favor of Costanzo in an amount not to exceed $300,000.00 pursuant to the terms of the (i) Application for Standby Letter of Credit and (ii) Letter of Credit Agreement both of which are attached hereto as Exhibit "B" (collectively "Letter of Credit").

         4. During the remaining term of the Lease Agreement, NCO and MAB agree to indemnify and hold Costanzo harmless for all costs, damages, attorneys fees, liabilities and expenses incurred by Costanzo arising out of or relating to any claim made against Costanzo under the Guarantee; provided, however, that Costanzo agrees to look to the Letter of Credit in the first instance to satisfy NCO's and MAB's obligations hereunder. Costanzo acknowledges that NCO's and MAB's obligation hereunder shall be limited solely to any claims made against Costanzo under the Guarantee and shall not include an indemnification of any other claims which may be made against Costanzo by Uniland or any other party.

         5. Costanzo acknowledges and agrees that NCO may alter, amend, or modify the Assumption Agreement without the prior written consent of Costanzo; provided, however, that NCO may not modify paragraph 12 of the Assumption Agreement without the express written consent of Costanzo (which consent shall not be unreasonably withheld).



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         6. Costanzo and NCO acknowledge and confirm that the terms of paragraph
1 constitute an agreement to use the parties "best efforts" and shall in no way constitute a legal and binding obligation on either party to take any action with respect to the Assumption Agreement other than to continue to request that Uniland execute the same and to entertain (in NCO's and Costanzo's sole and absolute discretion) any modifications which Uniland may request.

         7. NCO agrees that if Uniland fails to release Costanzo from his obligations under the Guarantee prior to the expiration of the Letter of Credit then, NCO shall cause a replacement letter of credit(s) to be issued until the earlier of (i) the date on which Uniland executes the Assumption Agreement or
(ii) expiration of the term of the Lease Agreement. If Uniland executes the Assumption Agreement then, Costanzo agrees to return to NCO the original Letter of Credit then outstanding and to execute such other documents as may be necessary to release NCO of its obligations to post the Letter of Credit hereunder.

         8. This Agreement constitutes the entire understanding and agreement among the parties with respect to the subject matter hereof. This Agreement shall be governed by the laws of the State of New York. This Agreement shall be binding upon and enure to the benefit of the parties and their respective successors and assigns. No modification of this Agreement shall be effective unless in writing and signed by authorized


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representatives of the parties. No party has been induced to enter into this
Agreement by any fact, representation, or a matter that is not expressly described in this Agreement.

         9. This Agreement may be executed in one or more counterpart copies, all of which shall be deemed to constitute a single original instrument. If any term or provision of this Agreement shall be determined by a Court of competent jurisdiction to be unenforceable, such determination shall not effect or impair the enforceability the remaining terms and provisions of this Agreement. Each party to this Agreement has taken all requisite corporate action to execute, deliver, and perform under this Agreement.

         10. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEN MAY HAVE BY A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENT, OR ACTIONS OF ANY OF THE PARTIES, INCLUDING THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES, AGENTS OR ATTORNEYS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.

         The parties hereto have executed this Agreement as of the date first set forth above.

                                   NCO FINANCIAL SYSTEMS

                                   By: _______________________________
                                      Michael J. Barrist, President

                                   Attest: ___________________________
                                             Joshua Gindin

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                                     MANAGEMENT ADJUSTMENT BUREAU, INC.


                                     By: _________________________________
                                               Michael J. Barrist


                                     Attest: _____________________________
                                                 Joshua Gindin


                                     _____________________________________
                                                 Craig Costanzo